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EXHIBIT 21


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LIST OF SUBSIDIARIES                                 STATE OF INCORPORATION OR ORGANIZATION
--------------------                                 --------------------------------------
Gold Mountain Development, LLC *                     Colorado

BlackHawk Gold Ltd. *                                Colorado

Sunrise Land & Mineral Corporation *                 Nevada

Blue Diamond Resorts, Inc. *                         Nevada

Goldfield Resources, Inc. *                          Nevada

Dry Creek Casino, LLC (51% ownership)                Texas

Route 66 Casinos, LLC (51% ownership)                Nevada

Restaurant Connections International, Inc.           Nevada
(30% ownership)

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*        Indicates wholly-owned subsidiary.